Exhibit 15
Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, Minnesota
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Pentair, Inc. and subsidiaries for the periods ended July 3, 2010 and June 27, 2009, as indicated in our report dated July 29, 2010. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended July 3, 2010, is being incorporated by reference in Registration Statement Nos. 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432, 333-126693, 333-152458, and 333-160925.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Minneapolis, Minnesota
July 29, 2010